Exhibit 10.18.6

THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT BY AND BETWEEN THE INVESTOR AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

BIOCEPT, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$[INSERT AMOUNT]	, 2011
San Diego, California

FOR VALUE RECEIVED, BIOCEPT, INC., a California corporation (the “Company”), hereby promises to pay to the order of [INSERT PURCHASER] (the “Investor”), the principal sum of $[INSERT AMOUNT] (the “Loan Amount”), together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This Note is issued pursuant to the Note and Warrant Purchase Agreement, dated February 1, 2011, as amended, by and among the Company and the investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and is referred to in the Subordinated Security Agreement, dated February 1, 2011, among the Company and the Secured Parties set forth therein (the “Security Agreement”). Additional rights and obligations of the Investor are set forth in the Security Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

1.        Interest.  Interest shall accrue on the outstanding principal amount hereof from the date of this Note until payment or conversion in full, which interest shall be payable at the rate of 8.0% per annum. Interest shall be due and payable on the Maturity Date (as defined below), and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

2.        Payment.    Unless the indebtedness outstanding under this Note is converted in accordance with Section 4 hereof, payment shall be made in lawful money of the United States to the Investor at the Company’s principal offices or, at the option of the Investor, at such other place in the United States as Investor shall have designated by written notice to the Company. All payments shall be applied first to accrued interest and thereafter to principal.

3.        No Prepayment.    Prepayment by the Company of principal or accrued interest outstanding under this Note may be made only with the prior written consent of the Investor.

4.	Conversion.

4.1      Maturity Date.    This Note and all unpaid principal and accrued interest outstanding under this Note (the “Conversion Amount”) shall be due and payable on December 31, 2011 (the “Maturity Date”); provided, however, that the Maturity Date (i) may be extended for two successive three month periods upon the written consent of the Investor and (ii) shall be accelerated upon the occurrence of an Event of Default (defined below).

4.2      Automatic Conversion.  Upon the closing of a Qualifying Financing (as defined below) before the Maturity Date, the Conversion Amount as of the date thereof shall automatically be converted into that number of shares of the Preferred Stock sold by the Company in the Qualifying Financing as is equal to the Conversion Amount divided by the per share purchase price of the Preferred Stock sold in the Qualifying Financing (the “Qualifying Financing Price”) and on the other terms and conditions provided to investors in the Qualifying Financing. “Qualifying Financing” shall mean the first equity financing following the date hereof involving the sale by the Company of its Preferred Stock in which the Company receives an aggregate of at least $20,000,000 in cumulative gross proceeds, including conversion of the Loan Amount made hereunder and interest hereon.

4.3        Optional Conversion.  At any time before the Maturity Date the Investor may, at any time prior to the payment or conversion of the Conversion Amount in full, upon written notice to the Company, elect to convert all or any portion of the Conversion Amount (i) into that number of shares of the Company’s Series BB Preferred Stock (the “Series BB Preferred”) as is equal to the portion of the Conversion Amount being converted divided by $0.54 (the “Series BB Price”) (as equitably adjusted for stock splits, combinations and the like), or (ii) if the Company closes an equity financing before the Maturity Date involving the sale by the Company of its Preferred Stock that is not a Qualified Financing (a “Next Equity Financing”), into that number of shares of the Preferred Stock sold by the Company in the Next Equity Financing as is equal to the portion of the Conversion Amount being converted divided by 90% of the per share purchase price of the Preferred Stock sold in the Next Equity Financing (the “Next Equity Financing Price”) and on the other terms and conditions provided to investors in the Next Equity Financing.

5.        Termination of Rights.  All rights with respect to this Note and the Security Agreement shall terminate upon a payment or conversion of the Conversion Amount in full, whether or not this Note has been surrendered.

6.        Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)      The Company commits a material breach of the representations, warranties or covenants in the Purchase Agreement or the Security Agreement which is not cured within 5 calendar days after notice thereof from the Investor;

(b)      The Company’s failure to pay all unpaid principal and accrued interest outstanding under this Note on the Maturity Date;

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(c)      The voluntary dissolution or liquidation of the Company;

(d)      The Company’s voluntary cessation of business operations;

(e)      The Company’s closing of an Acquisition or Asset Transfer (each as defined in the Company’s Amended and Restated Articles of Incorporation (the “Articles”)) (except that an Acquisition or Asset Transfer shall not include a reincorporation of the Company solely to effect a change of domicile of the Company);

(f)      The occurrence of an event of default related to any indebtedness of the Company which is not cured within 15 calendar days;

(g)      The Company files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing; or

(h)      An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

Upon the occurrence of an Event of Default, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Investor, and, in the case of an Event of Default pursuant to (g) or (h) above, automatically, be immediately due, payable and collectible by the Investor pursuant to applicable law. Subject to the provisions hereof and of the Security Agreement, the Investor shall have all rights and may exercise any remedies available to it under law, successively or concurrently.

7.        Fractional Shares.  No fractional shares shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Investor would otherwise be entitled, after combining any fractional interests of the Investor into as many whole shares as is possible, the Investor shall be paid in cash an amount equal to the product resulting from multiplying such fraction by the then current Qualifying Financing Price, Next Equity Financing Price or Series BB Price, as applicable, of one share of Preferred Stock.

8.        No Impairment.  Except and to the extent as waived or consented to by the Investor in accordance with Section 14 below, the Company will not, by amendment of the Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of any debt or equity securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note in order to protect the rights of Investor hereunder against impairment.

9.        Highest Lawful Rate.  Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges, and other payments or rights which are treated as interest under applicable law, as provided for herein or in any other document executed

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in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), the Company shall not be obligated to pay, and the Investor shall not be entitled to charge, collect, receive, reserve, or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by the Investor in connection with this Note under applicable law. In accordance with this section, any amounts received in excess of the Highest Lawful Rate shall be applied towards the prepayment of principal then outstanding.

10.      Future Indebtedness.    Except with respect to (i) any indebtedness which may be incurred pursuant to the terms of the Purchase Agreement, as the same may be amended from time-to-time, (ii) up to $200,000 of indebtedness incurred for the one-time purchase of automation equipment, and (iii) any indebtedness incurred in the ordinary course of business not in excess of $100,000, the Company shall not, without the prior written consent of Investor, incur any indebtedness.

11.      Waiver.    Subject to any other provision herein or in the Loan Documents, the Company hereby waives demand, notice, presentment, protest and notice of dishonor.

12.      Governing Law.    This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, applied to agreements between California residents, made to be performed entirely within the State of California, without giving effect to conflict of laws principles.

13.      Successors and Assigns.    Neither this Note nor any rights hereunder shall be transferable by the Investor without the prior written consent of the Company, except to an Affiliate of the Investor that agrees in writing to be subject to the terms of this Note to the same extent as if such Affiliate were an original Investor hereunder. Subject to the foregoing, the provisions of this Note shall inure to the benefit of and be binding on any successor to the Company and shall extend to any holder hereof.

14.      Amendment; Waiver.    Any term of this Note may be amended or waived with the written consent of the Company and the Investor.

15.      Counterparts.    This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this SECURED CONVERTIBLE PROMISSORY NOTE to be executed by its duly authorized officer as of the date first written above.

BIOCEPT, INC.

By:

Title:

Acknowledged and Accepted:

INVESTOR:

By:

Printed Name:

Title: